Exhibit 10.16

BY EMAIL

ELLIOT CAPNER

⬛⬛⬛⬛⬛ ⬛⬛⬛⬛⬛⬛⬛

DATE September 9, 2019

Dear Elliot,

We are pleased to offer you employment with F45 Training Incorporated (Company) on the terms and conditions set forth in this letter agreement (Agreement), with an expected start date of 1 September, 2019. This offer of employment is contingent on your satisfactory completion of the contingencies set forth in this Agreement, and you should not take any significant steps, such as relocating or quitting your current job, until we notify you that all contingencies have been satisfied.

1.	Position and Work Location

(a)

Your job title and position will be Chief Commercial Officer (Position), a full time, exempt position. Your primary responsibilities include, but are not limited to, the duties listed on the Schedule to this Agreement. You will report to Adam Gilchrist, CEO (Supervisor).

(b)

Your primary work location will be our office in El Segundo, California, but you will be required to travel from time to time in furtherance of your duties and responsibilities. The Company may change your assigned work location in its discretion and in accordance with its business needs. The Company may also modify your Position, job title, Supervisor, duties, and responsibilities from time to time as it deems necessary.

(c)

You will be expected to devote your full energy and efforts to your work for the Company and its business activities. Outside work that creates a conflict of interest, that interferes with your ability to perform your duties, or that conflicts with your obligations to the Company is not permitted. If you have other employment now, or if you obtain other employment while working for the Company, you should disclose such employment to us so that we may evaluate whether it presents a conflict of interest with your Position.

2.	At Will Employment

Your employment with the Company is and shall at all times be “at-will,” meaning that your employment is not guaranteed for any specified time period, and either the Company or you may terminate the employment relationship at any time and for any reason, with or without cause, and with or without notice. The Company may modify your job title, work location, duties and responsibilities from time to time as it deems necessary. The at-will nature of your employment cannot be changed except through a writing signed by both you and the Company’s Chief Executive Officer.

3.	Duties

At all times during your employment, you must:

(a)	Faithfully and diligently perform the duties assigned to you with reasonable care and skill and in a manner consistent with your Position;

(b)	Comply with all lawful and reasonable directions given to you by your Supervisor and the Company;

(c)	Act in the Company’s best interests, and promote those interests for the Company’s benefit;

(d)	Maintain all Company property provided to you, including promotional material, in good order;

(e)	Comply with all Company rules, policies, and procedures, including the Company’s Code of Ethics and Business Conduct; and

(f)	Comply with all laws and regulations applicable to your Position.

4.	Compensation and Work Hours

(a)

Your starting annual base salary (Salary) is listed in the attached Schedule. The Company has a merit-based compensation system, and your Salary normally will be reviewed, and may be increased or decreased, annually in the Company’s sole discretion.

(b)	Salaries are paid on a semi-monthly basis on or about the 1st and 15th day of each month.

(c)

Your work hours will be the Company’s normal business hours unless your Supervisor specifies another work schedule. As an exempt employee, your Salary compensates you for all hours worked, and you will not be eligible for overtime or additional compensation for work beyond your normal schedule.

(d)

The Company shall withhold federal, state and local income, employment, or other taxes as required by applicable law from all compensation or benefits paid to you. You understand that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you agree that you will not make any claim against the Company related to tax liabilities arising from your employment arrangement and/or compensation.

5.	Company Benefits

The Company currently maintains medical, dental and vision employee benefit plans. During your employment, you will be eligible to participate in the employee benefit and insurance plans maintained by the Company for similarly situated employees, subject to the terms and conditions of the plans, as in effect from time to time. You also will be eligible to receive certain perquisites offered by the Company to employees. Please note that the Company’s employee perquisites and benefit plans are subject to change or discontinuation and that your participation in each plan is governed by the specific terms of the plan.

6.	Paid Leave

(a)

Vacation Leave. You shall be eligible to accrue paid vacation in accordance with the Company’s paid vacation policy, subject to the maximum accrual caps and other restrictions set forth in the policy. Vacations should be scheduled with your Supervisor as far in advance as possible, and the Company reserves the right to deny or reschedule vacation in order to meet its business needs. The Company may cancel or suspend the vacation policy in its discretion.

(b)	Paid Holidays. You will be eligible for paid public holidays announced by the Company in advance, subject to adjustment from time to time in the Company’s discretion.

(c)

Paid Sick Leave and Unpaid Leave. You will be eligible to earn of paid sick leave in accordance with the Company’s paid sick leave policy and applicable law. Unused sick leave will not be paid out upon termination of employment and may not be used until after the completion of ninety (90) days of employment. The Company reserves the right to request verification from your health care provider to confirm the need for sick leave, as allowed by law. You will also be eligible for any unpaid leave required by law.

7.	Expense Reimbursement

Subject to the submission of expense reports adequate to substantiate the Company’s federal income tax deductions for expenses under the Internal Revenue Code, and according to such expense report procedures as may be established by the Company, the Company shall reimburse you for reasonable business expenses that you incur in the performance of your duties.

8.	Confidentiality and Intellectual Property

As a condition of your employment with the Company, you must read, agree to, and sign the Proprietary Information and Inventions Agreement (PIIA) enclosed with this letter. You will be expected to comply, at all times and under all circumstances, both during and after your employment, with the obligations set forth in the PIIA.

9.	Arbitration and Dispute Resolution

(a)

As a condition of your employment with the Company, you must read, agree to, and sign the Mutual Arbitration Agreement (Arbitration Agreement) enclosed with this letter. By entering into the Arbitration Agreement with the Company, you are agreeing that all disputes between you and the Company will be resolved through mandatory, binding arbitration as outlined in the Arbitration Agreement, and you are waiving your right to sue the Company in court, as well as your right to a jury trial.

(b)

If the Arbitration Agreement is, for any reason, invalidated or deemed unenforceable, then you and the Company agree and irrevocably submit to the exclusive jurisdiction and venue of the federal and state courts located in Los Angeles, California in any legal suit, action or proceeding arising out of or based upon your application for employment with the Company, any offer of employment made to you by the Company, your employment by the Company, the breach of any employment agreement, the termination of your employment with the Company, or any other aspect of your relationship with the Company, including claims you may have against the Company or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or claims that the Company may have against you.

(c)	This Agreement shall be construed, governed by and enforced in accordance with the laws of the State of California, without regard to its conflicts of law principles.

10.	Employment Verification.

This offer of employment is made subject to you having the legal right to work in the United States. The Company is required by federal law to document that each new employee (both citizen and non-citizen) is legally authorized to work. Therefore, all employees must complete Section 1 of Form I-9 on their first day of employment and must thereafter provide proof of their identity and eligibility to work in the United States within three (3) business days from their start date. The types of documents that can be used to establish identity and employment eligibility are listed on Form I-9.

11.	Consent to Use of Name or Likeness.

The Company shall have the right (but not the obligation) to use, publish and broadcast your name, likeness and biographical information to advertise, publicize and promote the business of the Company and of its affiliates.

12.	Return of Company Property

You agree that, following the termination of your employment for any reason or at any time earlier upon request of the Company, you shall immediately and without request return all Company property in your possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any automobile or other materials or equipment supplied by the Company to you.

13.	Other Terms

(a)	No Breach of Duty. You represent that:

(i)

your performance of this Agreement and as an employee of the Company does not and will not breach any agreement or duty to keep in confidence proprietary information acquired by you in confidence or in trust prior to employment with the Company;

(ii)	you have not and will not enter into any agreement either written or oral in conflict with this Agreement; and

(iii)	you are not presently restricted from being employed by the Company or entering into this Agreement.

(b)

Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

(c)	Survival. Sections 8 and 9 shall survive the termination of this Agreement.

(d)

Entire Agreement; Amendments; Waiver. The terms of employment set forth in this Agreement replace and supersede all prior agreements, understandings, promises or contracts between you and the Company regarding your employment, including without limitation any prior offer letters, employment agreements, emails or letters to you from Company representatives that predate this letter. This Agreement, the Arbitration Agreement, and the PIIA contain the entire agreement between you and the Company concerning the terms and conditions of employment and replaces, supersedes, and cancels all prior agreements, commitments, and understandings, whether spoken or written, that the Company may have made in connection with your employment. No commitments affecting the terms of your employment or altering your employment status are binding on the Company unless contained in a writing signed by both you and the Company’s Chief Executive Officer. You also acknowledge that the agreement concerning the terms of your employment set forth in this Agreement is intended as written, and that no marginal notations or other revisions to this Agreement, the Arbitration Agreement, or the PIIA, are binding on the Company unless the Company’s Chief Executive Officer expressly consents in writing to the revision. You acknowledge that in deciding to accept employment with the Company, you have not relied on any promises, commitments, statements or representations, whether spoken or in writing, made to you by any Company representative, except for what is expressly stated in this Agreement, the Arbitration Agreement, and the Confidential Information Agreement.

(e)	The Company’s failure to enforce any term or breach of this Agreement shall not constitute a waiver of its rights to subsequently enforce that or any other term or breach of this Agreement.

14.	Formal Acceptance

Please indicate your formal acceptance of these Terms by signing, dating and returning to the undersigned the enclosed duplicate copy.

We take this opportunity to welcome you to the Company and to wish you every future success.

Yours sincerely,

/s/ Adam Gilchrist
Adam Gilchrist
Chief Executive Officer F45 Training Incorporated

I, Elliot Capner accept employment with F45 Training Incorporated on the terms and conditions set out in these Terms.

Signature:	/s/ Elliot Capner	Date:	10 September 2019
Elliot Capner

Schedule

Supervisor	Your supervisor will be Adam Gilchrist and any other person nominated by them from time to time.

Start Date	1 Sept 2019

Salary	Base Salary $250,000 per annum paid in equal semimonthly installments.

Responsibilities	The Chief Commercial Officer will be responsible for driving business and commercial value and for F45 globally. In particular, driving the key projects and expansion opportunities into the USA to grow market share and revenue for F45 Training Incorporated.